Exhibit 99.1

JCPENNEY REPORTS SECOND QUARTER RESULTS

Management Raises Sales and Earnings Guidance for Fiscal 2009

Second Quarter Highlights

•	Breakeven earnings per share, better than initial expectations
•	Bridge Plan execution led to $397 million improvement in first half free cash flow
•	Inventory positioning supported 100 basis point lift to gross margin rate
•	Strong financial condition, cash and equivalents of $2.3 billion
•	Company opened five new stores, including first-ever store in Manhattan
•	Sephora inside JCPenney opened in 38 locations bringing total to 143

PLANO, Texas, Aug. 14, 2009 -- J. C. Penney Company, Inc. (NYSE: JCP) today reported fiscal second quarter results that reflect the continued successful execution of its Bridge Plan strategy and further improvement in cash flow performance.  For the second quarter ended Aug. 1, 2009, the Company reported breakeven earnings of $0.00 per share compared to $0.52 per share in last year’s second quarter.  Earnings for this year’s second quarter were impacted by a pre-tax negative swing in non-cash qualified pension plan expense of $106 million, or $0.28 per share after-tax, compared to last year’s second quarter.  Net income for this year’s second quarter was a loss of $1 million versus income of $117 million last year.

“JCPenney’s financial performance in the second quarter shows that our strategy to navigate the current, very difficult consumer climate is working and will continue to position us well over the near and longer term.  Our stepped up style along with the quality and value that have become synonymous with the JCPenney brand allowed us to compete as one of the strongest anchors in the nation’s malls, where we are customers’ value destination,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer of JCPenney.

“At the same time, our strong financial position enabled us to continue to invest in areas that differentiate JCPenney. These initiatives include opening new stores in key markets such as Manhattan, further expanding our successful Sephora inside JCPenney concept and improving our industry-leading product development and merchandise flow processes.  We are also investing in our Associates, which has resulted in higher scores for both Associate engagement and customer service.  Within a tough climate, we are focused on winning customers and managing our business to maintain our financial strength.”

In view of its better-than-expected second quarter operating results and expectations for further gross margin improvement in the second half, management has raised its 2009 full year earnings guidance to a range of $0.75 to $0.90 per share.  This guidance updates the previous range of $0.50 to $0.65 per share provided with the Company’s first quarter earnings release.

Operating Performance

Total sales in the second quarter decreased 7.9 percent compared to last year, while comparable store sales decreased 9.5 percent.  The strongest merchandise results were in shoes and women’s apparel, and geographically, the best performance was in the southwest region of the country.  The weakest results were in children’s apparel and in the southeast region.

For the quarter, gross margin increased 100 basis points over last year to 38.5 percent of sales as better alignment of inventory to sales trends resulted in more merchandise sales at regular promotional prices and less selling at clearance prices.  SG&A expenses continued to be well managed in the second quarter and decreased $28 million compared to last year’s second quarter, but increased 180 basis points to 31.5 percent of sales due to lower sales volume.  Qualified pension plan expense was $73 million compared to a credit of $33 million in last year’s second quarter.  As a percent of sales, total operating expenses were 36.8 percent in the second quarter.

Operating income for the second quarter declined 72.4 percent to $67 million or 1.7 percent of sales.  Excluding the impact of the non-cash qualified pension plan expense from both the current and last year’s second quarter, adjusted operating income decreased 33.3 percent.  A reconciliation of non-GAAP adjusted operating income is included in this release.

Interest expense for the quarter was $68 million, which included approximately $2 million of bond premiums paid in connection with the Company’s debt tender offer for the 8 percent Notes due March 1, 2010 that was completed in May 2009.

Financial Condition

The cash and cash equivalents balance as of the end of the second quarter of 2009 was $2.3 billion, an increase of $69 million over the same period last year.  For the first half of 2009, free cash flow improved $397 million compared with last year’s first half.  Free cash flow, a non-GAAP measure, is defined as net cash provided by operating activities of continuing operations less capital expenditures and dividends paid, plus proceeds from sales of assets.  A reconciliation of free cash flow to the most directly comparable GAAP measure is included in this release.

During the second quarter, long-term debt, including current maturities, was reduced by $113 million to $3.4 billion, principally as a result of the completion of the above-referenced debt tender offer.  The Company also made a tax-deductible voluntary contribution of $340 million of JCPenney common stock to its qualified pension plan to further strengthen the plan’s funded status.

2009 Third Quarter Guidance

Management’s 2009 third quarter guidance is as follows:
•	Total sales: expected to decrease 3 to 5 percent.
•	Comparable store sales: expected to decrease 5 to 7 percent.
•	Gross margin rate: expected to increase in a range of 120 to 130 basis points.
•	SG&A expenses: expected dollar increase of approximately 4 percent.
•	Depreciation and amortization: approximately $127 million.
•	Pre-opening expenses: approximately $5 million.
•	Interest expense: approximately $66 million.
•	Income tax rate: approximately 38 percent.
•	Average shares for EPS calculation: approximately 237 million common shares.
•	Earnings per share: expected to be in the range of a loss of $0.05 to earnings of $0.05 per share.

2009 Full Year Guidance

Management’s 2009 full year guidance is as follows:
•	Total sales: expected to decrease approximately 5.5 to 6.0 percent.
•	Comparable store sales: expected to decrease approximately 7.0 to 7.5 percent.
•	Gross margin rate: expected to increase in the range of 160 to 180 basis points.
•	SG&A expenses: expected to be approximately flat to last year in dollars.
•	Income tax rate: approximately 38 percent.
•	Average shares for EPS calculation: approximately 233 million common shares.
•	Earnings per share: expected to be in the range of $0.75 to $0.90 per share.

Conference Call/Webcast Details

Management will host a live conference call and real-time webcast today, Aug. 14, 2009, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen only mode.  To access the conference call, please dial (877) 407-0778 and reference the JCPenney Quarterly Earnings Conference Call.  The telephone playback will be available for seven days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and conference ID number 328507.  The live webcast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.InvestorCalendar.com and www.streetevents.com (for members).  Replays of the webcast will be available for up to 90 days after the event.

For further information:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,106 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC. SUMMARY OF OPERATING RESULTS (Unaudited) (Amounts in millions except per share data)

	13 weeks ended			26 weeks ended
	Aug. 1,	Aug. 2,	% Inc.	Aug. 1,	Aug. 2,	% Inc.
	2009	2008	(Dec.)	2009	2008	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 3,943	$ 4,282	(7.9)%	$ 7,827	$ 8,409	(6.9)%
Gross margin	1,520	1,606	(5.4)%	3,094	3,256	(5.0)%
Operating expenses:
Selling, general and administrative (SG&A)	1,242	1,270	(2.2)%	2,497	2,587	(3.5)%
Qualified pension plan expense/(income)	73	(33)	100+%	154	(66)	100+%
Supplemental pension plans expense	10	11	(9.1)%	19	22	(13.6)%
Total pension expense/(income)	83	(22)	100+%	173	(44)	100+%
Depreciation and amortization	121	115	5.2%	241	225	7.1%
Pre-opening	14	9	55.6%	23	15	53.3%
Real estate and other (income)	(7)	(9)	(22.2)%	(13)	(18)	(27.8)%
Total operating expenses	1,453	1,363	6.6%	2,921	2,765	5.6%
Operating income	67	243	(72.4)%	173	491	(64.8)%
Net interest expense	68	55	23.6%	131	108	21.3%
Income from continuing operations
before income taxes	(1)	188	-	42	383	(89.0)%
Income tax expense	-	72	-	18	147	(87.8)%
Income from continuing operations	$ (1)	$ 116	-	$ 24	$ 236	(89.8)%
Discontinued operations, net of income tax
(benefit) of $-, $(1), $-, and $(1)	-	1	-	-	1	-
Net income	$ (1)	$ 117	-	$ 24	$ 237	(89.9)%

Earnings per share - diluted	$ -	$ 0.52	-	$ 0.11	$ 1.06	(89.6)%

FINANCIAL DATA:
Comparable store sales (decrease)	(9.5)%	(4.3)%		(8.5)%	(5.8)%
Ratios as a percentage of sales:
Gross margin	38.5%	37.5%		39.5%	38.7%
SG&A expenses	31.5%	29.7%		31.9%	30.8%
Total operating expenses	36.8%	31.8%		37.3%	32.9%
Operating income	1.7%	5.7%		2.2%	5.8%
Effective income tax rate for continuing operations(1)	-	38.3%		42.9%	38.4%

COMMON SHARES DATA:
Outstanding shares at end of period	235.8	222.1		235.8	222.1
Average shares outstanding (basic shares)	233.8	222.0		228.0	221.9
Average shares used for diluted EPS	233.8	223.0		228.7	223.0

(1) For the full year 2009, the effective income tax rate is expected to be 38.2% compared to 37.7% for 2008.

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J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS (Unaudited) (Amounts in millions)

	Aug. 1,	Aug. 2,
	2009	2008

SUMMARY BALANCE SHEETS:
Cash and cash equivalents	$ 2,312	$ 2,243
Merchandise inventory (net of LIFO reserves of $2 and $1)	3,258	3,693
Income taxes receivable	446	337
Prepaid expenses and other	256	246
Property and equipment, net	5,368	5,161
Prepaid pension	30	1,582
Other assets	499	534
Total assets	$ 12,169	$ 13,796

Trade payables	$ 1,302	$ 1,477
Accrued expenses and other	1,478	1,469
Current maturities of long-term debt	393	201
Long-term debt	2,999	3,505
Long-term deferred taxes	747	1,283
Other liabilities	714	710
Total liabilities	7,633	8,645
Stockholders' equity	4,536	5,151
Total liabilities and stockholders' equity	$ 12,169	$ 13,796

	26 weeks ended
	Aug. 1,	Aug. 2,
	2009	2008
SUMMARY STATEMENTS OF CASH FLOWS:
Net cash provided by/(used in):
Total operating activities	$ 503	$ 343
Investing activities:
Capital expenditures	(304)	(496)
Total investing activities	(304)	(496)
Financing activities:
Change in debt	(113)	(2)
Financing costs	(32)	-
Other changes in stock	(1)	1
Dividends paid	(89)	(134)
Total financing activities	(235)	(135)
Cash (paid) for discontinued operations	(4)	(1)
Net (decrease) in cash and cash equivalents	(40)	(289)
Cash and cash equivalents at beginning of period	2,352	2,532
Cash and cash equivalents at end of period	$ 2,312	$ 2,243

Non-cash transaction: On May 18, 2009, the Company made a voluntary common stock contribution of approximately 13.4 million shares valued at $340 million to the qualified pension plan.

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J. C. PENNEY COMPANY, INC. Reconciliation of Non-GAAP Financial Measures (Unaudited) (Amounts in millions)

ADJUSTED OPERATING INCOME EXCLUDING QUALIFIED PENSION
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, which excludes the impact of the qualified pension plan, a non-GAAP financial measure:

	13 weeks ended			26 weeks ended
	Aug. 1,	Aug. 2,	% Inc.	Aug. 1,	Aug. 2,	% Inc.
	2009	2008	(Dec.)	2009	2008	(Dec.)
Operating income	$ 67	$ 243	(72.4)%	$ 173	$ 491	(64.8)%
As a percent of sales	1.7%	5.7%		2.2%	5.8%
Add/(deduct): Qualified pension plan expense/
(income)	73	(33)		154	(66)

Adjusted operating income (non-GAAP)	$ 140	$ 210	(33.3)%	$ 327	$ 425	(23.1)%
As a percent of sales	3.6%	4.9%		4.2%	5.1%

FREE CASH FLOW
The following table reconciles net cash flow from operating activites, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:
	26 weeks ended
	Aug. 1,	Aug. 2,
	2009	2008
Net cash provided by operating activities	$ 503	$ 343
Less:
Capital expenditures	(304)	(496)
Dividends paid	(89)	(134)
Free cash flow (non-GAAP)	$ 110	$ (287)

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